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EXHIBIT 21

NORTHWEST PIPE COMPANY

SUBSIDIARIES OF THE REGISTRANT

Southwestern Pipe, Inc. (a Texas Corporation)

P&H Tube Corporation (a Texas Corporation)

Thompson Tanks Mexico S.A. de C.V.

North American Pipe, Inc. (a Texas Corporation)

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NORTHWEST PIPE COMPANY SUBSIDIARIES OF THE REGISTRANT